Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-44706, 33-72774, 333-59733, 333-63009, 333-84512, 333-102050, 333-135179, 333-140207 and 333-148183) of Zebra Technologies Corporation of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of Zebra Technologies Corporation and the effectiveness of internal control over financial reporting of Zebra Technologies Corporation, included in the Annual Report

(Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Chicago, Illinois

February 27, 2009